Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 31, 2018, with respect to the financial statements of the United States Operations of Micron Optics, Inc. for the year ended December 31, 2017 included in the Current Report on Form 8-K/A of Luna Innovations Incorporated dated December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of Luna Innovations Incorporated on Form S-3 (File No. 333-191809), Form S-4 (File No. 333-201956), and on Forms S-8 (File No. 333-211802, File No. 333-204435, and File No. 333-138745).

/s/ Grant Thornton LLP

Arlington, Virginia
December 31, 2018